Exhibit 10.1

WAIVER

Reference is made to that certain Nontransferable Option Agreement for the Option to Purchase Shares of Series 2003 Preferred Stock of Community Bancshares, Inc., dated December 19, 2003 (the “Option Agreement”), by and between Community Bancshares, Inc. (the “Company”) and Acadia Fund I, L.P. (the “Original Holder”). Capitalized terms used but not defined in this Waiver shall have the meanings ascribed to them in the above referenced Option Agreement.

Pursuant to a Securities Transfer Agreement, dated as of April 11, 2005 (the “Transfer Agreement”), by and among the Original Holder, Endurance Partners (Q.P.), L.P. (“Endurance Q.P.”) and Endurance Partners, L.P. (“Endurance L.P.,” and, together with Endurance Q.P., the “Transferees”), and as accepted by the Company, the Original Holder intends to effect the following transfers (collectively, the “Transfers”) to the Transferees, subject to the receipt by the Original Holder and the Transferees of an executed copy of this Waiver and the satisfaction by all parties of other applicable legal requirements:

(i)	the transfer of 202,900 Shares of the Company’s Common Stock to Endurance Q.P., together with the right to exchange those Shares, in whole and not in part, for shares of the Company’s Series 2003 Preferred Stock, pursuant to the terms of the Option Agreement; and

(ii)	the transfer of 55,100 Shares of the Company’s Common Stock to Endurance L.P., together with the right to exchange those Shares, in whole and not in part, for shares of the Company’s Series 2003 Preferred Stock, pursuant to the terms of the Option Agreement.

Pursuant to the terms of the Option Agreement, the Option (a) is non-transferable and immediately terminates upon any attempted sale, transfer, conveyance or other disposition of the Option or any interest therein, and (b) expires upon the sale, transfer, conveyance or other disposition of any of the Shares, or any interest therein, purchased by the Original Holder pursuant to the Subscription Agreement.

By its signature below, the Company hereby waives, with respect to the proposed Transfers only, those restrictions on transfer set forth in the Option Agreement, such that the Option relating to the Shares, as evidenced by the Option Agreement, will not terminate upon the consummation of the Transfers.

Subject to the satisfaction of any other applicable legal requirements, including, without limitation, (i) the Transferees’ delivery to the Company of a proper legal opinion relating to the legality of the Transfers, in form and substance satisfactory to the Company, and (ii) the Original Holder’s delivery to the Company, or to the transfer agent for the Company’s Common Stock, as appropriate, of the Option Agreement and the stock certificate(s) representing the Shares, the Company shall (x) instruct the Company’s transfer agent to properly effect and record the Transfers of the Shares, and (y) cancel the Option Agreement and issue new options to each of the Original Holder, Endurance Q.P. and Endurance L.P. to give effect to the Transfers, which new options shall be evidenced by agreements that are identical in all material respects to, and contain the same restrictions on transfer set forth in, the Option Agreement.

This Waiver is effective as of April 11, 2005. Nothing in this Waiver shall release any party from full performance of its remaining obligations contained in the Subscription Agreement, the Transfer Agreement, the Option Agreement, the newly issued options, the legends on the Shares, or otherwise.

This Waiver may be executed in several counterparts, by facsimile or otherwise, each of which shall constitute an original (as though manually signed) and all of which, when taken together, shall constitute one and the same agreement.

“COMPANY”

COMMUNITY BANCSHARES, INC.

By:	/s/ Patrick M. Frawley
Name:	Patrick M. Frawley
Title:	Chairman, Chief Executive Officer and President

Pursuant to Section 3.3 of the Option Agreement, the Original Holder hereby accepts and agrees to the terms of this Waiver.

“ORIGINAL HOLDER”

ACADIA FUND I, L.P.

By:	/s/
Name:
Title: